Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2021 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 4, 2021—Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the second quarter (twelve weeks) and the first 24 weeks of fiscal 2021, ended February 14, 2021.

Net sales for the quarter increased 14.7 percent, to $43.89 billion, from $38.26 billion last year. Net sales for the first 24 weeks increased 15.8 percent, to $86.23 billion, from $74.49 billion last year.

Comparable sales for the second quarter fiscal 2021 were as follows:

	12 Weeks	12 Weeks	24 Weeks	24 Weeks
		Adjusted*		Adjusted*
U.S.	11.4%	12.6%	13.0%	14.7%
Canada	13.4%	10.6%	14.8%	13.6%
Other International	21.5%	17.7%	20.2%	17.7%
Total Company	13.0%	12.9%	14.2%	15.0%

E-commerce	75.8%	74.8%	80.4%	79.7%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Net income for the quarter was $951 million, or $2.14 per diluted share, which includes $246 million pretax, or $0.41 per diluted share, in costs incurred primarily from COVID-19 premium wages. Last year’s second quarter net income was $931 million, or $2.10 per diluted share. Net income for the first 24 weeks was $2.12 billion, or $4.76 per diluted share, compared to $1.77 billion, or $4.00 per diluted share, last year.

For the four-week reporting month of February, ended February 28, 2021, the Company reported net sales of $14.05 billion, an increase of 15.2 percent from $12.20 billion last year. For the twenty-six week period ended February 28, 2021, net sales were $93.16 billion, an increase of 15.4 percent from $80.76 billion last year.

Comparable sales for the February and year-to-date periods ended February 28, 2021, were as follows:

	4 Weeks	4 Weeks	26 Weeks	26 Weeks
		Adjusted*		Adjusted*
U.S.	10.3%	10.3%	12.4%	14.0%
Canada	21.6%	15.7%	15.0%	13.5%
Other International	25.7%	20.6%	20.0%	17.2%
Total Company	13.8%	12.3%	13.8%	14.3%

E-commerce	91.1%	89.4%	81.0%	80.3%

*	Excluding the impacts from changes in gasoline prices and foreign exchange.

Press Release

Costco currently operates 804 warehouses, including 558 in the United States and Puerto Rico, 103 in Canada, 39 in Mexico, 29 in the United Kingdom, 27 in Japan, 16 in Korea, 14 in Taiwan, 12 in Australia, three in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, March 4, 2021, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand away from discretionary or higher-priced products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 14, 2021	February 16, 2020	February 14, 2021	February 16, 2020
REVENUE
Net sales	$43,888	$38,256	$86,235	$74,492
Membership fees	881	816	1,742	1,620

Total revenue	44,769	39,072	87,977	76,112
OPERATING EXPENSES
Merchandise costs	39,078	34,056	76,536	66,289
Selling, general and administrative	4,342	3,743	8,640	7,475
Preopening expenses	9	7	31	21

Operating income	1,340	1,266	2,770	2,327
OTHER INCOME (EXPENSE)
Interest expense	(40)	(34)	(79)	(72)
Interest income and other, net	19	45	48	80

INCOME BEFORE INCOME TAXES	1,319	1,277	2,739	2,335
Provision for income taxes	348	330	587	532

Net income including noncontrolling interests	971	947	2,152	1,803
Net income attributable to noncontrolling interests	(20)	(16)	(35)	(28)

NET INCOME ATTRIBUTABLE TO COSTCO	$951	$931	$2,117	$1,775

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.15	$2.10	$4.78	$4.02

Diluted	$2.14	$2.10	$4.76	$4.00

Shares used in calculation (000s):
Basic	443,134	442,021	443,043	441,920
Diluted	444,494	443,727	444,440	443,704

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassification

	February 14, 2021	August 30, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,637	$12,277
Short-term investments	617	1,028
Receivables, net	1,934	1,550
Merchandise inventories	13,865	12,242
Other current assets	1,255	1,023

Total current assets	26,308	28,120
OTHER ASSETS
Property and equipment, net	22,531	21,807
Operating lease right-of-use assets	2,887	2,788
Other long-term assets	3,192	2,841

TOTAL ASSETS	$54,918	$55,556

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$14,383	$14,172
Accrued salaries and benefits	4,132	3,605
Accrued member rewards	1,541	1,393
Deferred membership fees	2,048	1,851
Current portion of long-term debt	95	95
Other current liabilities	4,365	3,728

Total current liabilities	26,564	24,844
OTHER LIABILITIES
Long-term debt, excluding current portion	7,522	7,514
Long-term operating lease liabilities	2,651	2,558
Other long-term liabilities	2,052	1,935

TOTAL LIABILITIES	38,789	36,851

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.01 par value; 900,000,000 shares authorized; 442,654,000 and 441,255,000 shares issued and outstanding	4	4
Additional paid-in capital	6,843	6,698
Accumulated other comprehensive loss	(961)	(1,297)
Retained earnings	9,766	12,879

Total Costco stockholders’ equity	15,652	18,284
Noncontrolling interests	477	421

TOTAL EQUITY	16,129	18,705

TOTAL LIABILITIES AND EQUITY	$54,918	$55,556